Exhibit 23.8

September 11, 2025

Aimei Health Technology Co., Ltd.

10 East 53rd Street, Suite 3001

New York, NY 10022

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 19, 2024, to the Board of Directors of Aimei Health Technology Co., Ltd (“Aimei Health”) as Annex F to, and to the references to such opinion in, the proxy statement/prospectus relating to the proposed transaction involving United Hydrogen Group Inc and Aimei Health, which proxy statement/prospectus forms a part of the Registration Statement on Form F-4 of United Hydrogen Group Inc (the “Registration Statement”).

By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

CHFT Advisory and Appraisal Limited